UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
__________________________________________________

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CRAY INC.
(Name of Registrant as Specified In Its Charter)
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CRAY INC.
901 Fifth Avenue
Seattle, WA 98164
(206) 701-2000

SUPPLEMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 27, 2019

This is a supplement to the definitive proxy statement dated June 25, 2019 (“Proxy Statement”) of Cray Inc., a Washington corporation (“Cray” or “we”, “us” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of shareholders to be held on August 27, 2019 at 9:00 a.m., Pacific Time, at the office of Fenwick & West LLP located at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101, to consider and vote upon the following proposals:

1.
To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 16, 2019, by and among Hewlett Packard Enterprise Company, a Delaware corporation (“HPE”), Canopy Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of HPE (“Merger Sub”), and Cray, as such agreement may be amended from time to time;

2.
To approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger (the “advisory compensation proposal”); and

3.
To approve the adjournment of the special meeting to a later date if our board of directors (“Board”) determines that it is necessary or appropriate, and is permitted by the Merger Agreement, to solicit additional proxies if there is not a quorum present or there are not sufficient votes in favor of the approval of the Merger Agreement at the time of the special meeting (the “adjournment proposal”).

Our Board previously established June 24, 2019 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.
Our Board unanimously recommends that you vote “FOR” the approval of the Merger Agreement, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
No action in connection with this supplement to the Proxy Statement is required by any shareholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 11 of the Proxy Statement.

Litigation Relating to the Merger
As described in the Proxy Statement, on June 19, 2019, a putative shareholder class action complaint was filed in the Superior Court of the State of Washington for King County against Cray and the individual members of our Board, captioned Keith v. Cray Inc., et al., Case No. 19-2-16273-2 SEA (the “Keith Complaint”), asserting that our Board breached its fiduciary duties in connection with the proposed HPE transaction by, among other things, allegedly conducting a flawed and conflicted sales process and by causing to be disseminated a materially incomplete and misleading proxy statement. On June 24, 2019, a similar putative shareholder class action complaint was filed in the Superior Court of the State of Washington for Snohomish County against Cray and the individual members of our Board, captioned Delman v. Ungaro, et al., Case No. 19-2-05756-31 (the “Delman Complaint”). Subsequent to the filing of the Proxy Statement, on July 10, 2019, another similar putative shareholder class action complaint was filed in the Superior Court of the State of Washington for King County against Cray and the individual members of our Board, captioned Rapacki v. Cray, et al., Case No. 19-2-18093-5 SEA (the “Rapacki Complaint” and together with the Keith Complaint and the Delman Complaint, the “State Court Actions”).
In addition, as described in the Proxy Statement, on June 20, 2019, a putative shareholder class action complaint was filed in the United States District Court, District of Delaware, against Cray, the individual members of our Board, HPE and Merger Sub, captioned Davie v. Cray Inc. et al., Case No. 1:19-cv-01148-UNA (the “Davie Complaint”). On June 21, 2019, another putative shareholder class action complaint was filed in the same court against Cray, the individual members of our Board, HPE and Merger Sub, captioned Kent v. Cray Inc. et al., Case No. 1:19-cv-01157-UNA (the “Kent Complaint”), and on June 24, 2019, an individual action was filed in the same court against the same defendants, captioned Stein v. Cray Inc. et al., Case No. 1:19-cv-01188-UNA (the “Stein Complaint” and together with the Davie Complaint and Kent Complaint, the “Delaware Complaints”). Subsequent to the filing of the Proxy Statement, on July 2, 2019, a putative shareholder class action complaint was filed in the United States District Court for the Western District of Washington against Cray and the individual members of our Board, captioned Epstein v. Cray Inc., et al., Case No. Case No. 2:19-cv-01026-BJR (the “Epstein Complaint” and together with the Delaware Complaints, the “Federal Court Actions”). The Federal Court Actions each assert that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, by making untrue statements of material fact and omitting certain material facts related to the contemplated merger in the proxy statement.
The State Court Actions and the Federal Court Actions seek, among other things, an order enjoining defendants from consummating the merger, money damages and an award of attorneys’ and experts’ fees.
We believe that the claims asserted in the State Court Actions and Federal Court Actions are without merit and deny the allegations in each of those actions. However, in light of the costs, risks and uncertainties inherent in litigation, and to furnish further information to shareholders, we are providing certain additional disclosures (“Supplemental Disclosures”) in this supplement to the Proxy Statement. Counsel for plaintiffs in each of the pending actions described above have confirmed that the Supplemental Disclosures will moot their claims and that they will accordingly dismiss those actions with prejudice as to the named plaintiffs, and without prejudice as to other shareholders. The Supplemental Disclosures should not be regarded as an indication that Cray, HPE or their respective affiliates, officers, directors or other representatives, or any recipient of this information, considered or now considers the information contained in the Supplemental Disclosures to be material; rather, we believe that the Proxy Statement disclosed all necessary information and deny that any additional disclosures are or were required under any federal or state law.
Regulatory Matters
On July 12, 2019, Cray and HPE filed their respective notifications pursuant to the Act against Restraints of Competition with the German Federal Cartel Office, the Austrian Cartel Act with the Austrian Federal Competition Authority, the Act on Prohibition of Private Monopolisation and Maintenance of Fair Trade with the Japan Fair Trade Commission and the Monopoly Regulation and Fair Trade Act of Korea with the Korean Fair Trade Commission.

On July 15, 2019, HPE voluntarily withdrew its notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR Act”), for administrative reasons and refiled it on July 17, 2019.  Barring any further action by the Federal Trade Commission, we expect that the waiting period under the HSR Act will expire or be terminated on or before August 16, 2019.
On August 8, 2019, the German Federal Cartel Office terminated the applicable waiting period for the merger in Germany, and on August 12, 2019, the Austrian Federal Competition Authority granted clearance with respect to the merger.
Supplemental Disclosures
We are providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.
The section of the Proxy Statement entitled “The Merger—Background of the Merger” is amended as follows:
On page 14, the sixth paragraph is amended and restated to read as follows (new language underlined):
On December 14, 2017, HPE and Cray entered into a confidentiality agreement, which had a term of three years and did not include a “standstill” provision, and on December 18 and 19, 2017, Mr. Bhagwati provided Cray with a proposed meeting agenda and request for information for discussion at a meeting to be held on January 11, 2018 at the offices of HPE.
On page 19, the second paragraph is amended and restated to read as follows (new language underlined; deleted language stricken through):
On the evening of April 30, 2019, HPE and Wachtell Lipton delivered a draft merger agreement (“draft merger agreement”), to representatives of Cray and Fenwick & West. Among other things, the draft merger agreement proposed (i) a termination fee of 5.0% of Cray’s equity value at the transaction price, (ii) that ~~several of~~ Cray’s representations and warranties with respect to its financial statements would be tested as a condition to the closing of the Merger without reference to whether a breach had a “Material Adverse Effect”, (iii) restrictions on Cray’s ability to enter into new contracts with customers and suppliers without HPE’s consent prior to closing ~~and~~, (iv) an outside date of six months that automatically extended in three-month increments if necessary to obtain regulatory approval and (v) that Cray’s outstanding and unvested options and restricted stock units would convert into HPE equity awards with equivalent values on the same vesting schedule.
On page 19, romanette (ii) of the fifth paragraph is amended and restated to read as follows (new language underlined; deleted language stricken through):
(ii) that ~~certain of the~~ Cray’s representations and warranties ~~of the Company~~ with respect to its financial statements would be brought down subject to ~~materiality and~~ Material Adverse Effect qualifications.
On page 19, the seventh paragraph is amended and restated to read as follows (new language underlined; deleted language stricken through):
On May 9, 2019, following agreement by HPE and Cray on the purchase price, HPE communicated to Mr. Ungaro the terms of an employment agreement with HPE (“HPE Employment Agreement”) pursuant to which Mr. Ungaro will become a member of the management of HPE’s Hybrid IT Group ~~and from~~. HPE had not communicated any such terms to Mr. Ungaro prior to this time. From May 9, 2019 through May 16, 2019, HPE and Mr. Ungaro, who was advised by separate counsel, negotiated such terms, and the form of the HPE Employment Agreement, which was executed by Mr. Ungaro and HPE concurrently with the execution of the merger agreement.

On page 20, the first paragraph is amended and restated to read as follows (new language underlined; deleted language stricken through):
Between ~~May 11~~ May 9 and May 16, 2019, the parties and their counsel continued to negotiate the terms of the draft merger agreement, with the parties ultimately agreeing that the merger agreement would provide, among other things, (i) for a termination fee equal to 3% of Cray’s equity value at the transaction price, with limited circumstances under which such fee would be payable during the 12-month tail period after the merger agreement was terminated, (ii) ~~that certain of the~~ that Cray’s representations ~~and warranties of Cray~~ with respect to its financial statements would be brought down subject to ~~materiality and~~ Material Adverse Effect qualifications, (iii) that Cray would have the ability to enter into new customer contracts in the ordinary course of its business, subject to HPE having limited consent rights with respect to certain adverse contract terms and (iv) that provided for an outside date of six months, with two automatic extensions (the first for four months, and the second for three months) if necessary to obtain regulatory approval.
The section of the Proxy Statement entitled “The Merger—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses” is amended as follows:
On page 26, the second paragraph is amended and restated to read as follows (new language underlined):
In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon the management case provided by Cray management. For more information, see “—Financial Projections” beginning on page 31 of this proxy statement. In accordance with discussions with Cray, Morgan Stanley also used and relied upon certain financial projections based on Wall Street research reports issued by Craig Hallum Capital Group LLC, Wells Fargo Securities LLC, and KeyBanc Capital Markets following Cray’s first quarter earnings announcement on May 7, 2019 (“street case”).
On page 26, the table and the footnote under the subsection entitled “Public Trading Comparables Analysis” are replaced in their entirety with the following table and footnote:

Comparable Company	CY2020E AV/Revenue	CY2020E AV/EBIT	CY2020E P/E
HPE	0.9x	9.1x	7.7x
Electronics for Imaging, Inc.(1)	1.4x	13.0x	14.2x
NetApp, Inc.	2.4x	9.8x	12.9x
International Business Machines Corporation	2.0x	10.6x	9.6x
Extreme Networks, Inc.	0.8x	7.7x	8.8x
Juniper Networks, Inc.	1.7x	9.5x	13.1x
Seagate Technology plc	1.6x	10.5x	9.3x
Fujitsu Limited	0.3x	6.9x	11.7x
Lenovo Group Ltd.	0.2x	7.1x	10.3x
NEC Corporation	0.4x	9.1x	12.8x
Hitachi, Ltd.	0.3x	4.2x	6.9x
Median	0.9x	9.1x	10.3x
______________

(1)	Data as of April 12, 2019, the trading day prior to the announcement of its pending acquisition.

On page 27, the fourth paragraph under the subsection “Discounted Cash Flow Analysis” is amended and restated to read as follows (new language underlined; deleted language stricken through):
Morgan Stanley then discounted the unlevered free cash flows and terminal values to their present values as of May 16, 2019, using the mid-year discount convention and discount rates ranging from 8.7 percent to 10.7 percent. These discount rates were selected, upon ~~the~~ application of Morgan Stanley’s professional judgment and experience, to reflect Cray’s estimated weighted average cost of capital. Morgan Stanley calculated the estimated cost of equity for Cray by utilizing the following inputs: (1) a Barra predicted beta of 1.23, (2) a risk-free rate equal to the 10-year treasury rate of 2.4%, and (3) a market risk premium of 6.0%. The range of the cost of equity of 8.7% - 10.7% was calculated, based on the application of Morgan Stanley’s professional judgment and experience, by adding and subtracting 100 basis points to the calculated estimated cost of equity of 9.7%. In determining the estimated weighted average cost of capital, Morgan Stanley utilized a ratio of debt to total capitalization of 0.0%, producing an estimated weighted average cost of capital equal to the estimated cost of equity.
On page 28, the first table is replaced in its entirety with the following table:

Announcement Date	Target	Acquiror	Aggregate Value	LTM Revenue	AV / LTM Revenue	NTM Revenue	AV / NTM Revenue
November 8, 2018	ARRIS International plc	CommScope Inc.	$7,400	$6,698	1.1x	$7,035	1.1x
April 9, 2018	Verifone Systems, Inc.	Francisco Partners	$3,333	$1,854	1.8x	$1,817	1.8x
March 28, 2018	Polycom, Inc.	Plantronics, Inc.	$2,000	$1,143	1.8x	N/A	N/A
March 7, 2017	Nimble Storage, Inc.	Hewlett Packard Enterprise Company	$1,151	$403	2.9x	$489	2.4x
January 17, 2017	SimpliVity Corp	Hewlett Packard Enterprise Company	$650	~$200	3.3x	N/A	N/A
August 11, 2016	Silicon Graphics International Corp.	Hewlett Packard Enterprise Company	$284	$533	0.5x	$573	0.5x
July 8, 2016	Polycom, Inc.	Siris Capital Group, LLC	$1,311	$1,227	1.1x	$1,197	1.1x
March 2, 2015	Aruba Networks, Inc.	Hewlett-Packard Company	$2,682	$812	3.3x	$916	2.9x
February 25, 2015	Emulex Corporation	Avago Technologies Limited	$607	$424	1.4x	$390	1.6x
June 16, 2014	Fusion-io, Inc.	SanDisk Corporation	$1,049	$387	2.7x	$444	2.4x
January 23, 2014	International Business Machines Corporation’s x86 Server Business	Lenovo Group Limited	$2,312	$4,700	0.5x	$4,085	0.6x
November 11, 2013	Aastra Technologies	Mitel Networks Corporation	$281	$571	0.5x	$552	0.5x
December 10, 2012	Intermec, Inc.	Honeywell International Inc.	$614	$812	0.8x	$816	0.8x
August 13, 2012	Comverse Technology, Inc.	Verint Systems Inc.	$1,122	$1,595	0.7x	$1,734	0.6x
October 27, 2010	CommScope, Inc.	The Carlyle Group L.P.	$3,749	$3,130	1.2x	$3,329	1.1x
November 17, 2010	Hypercom Corporation	Verifone Systems, Inc.	$446	$445	1.0x	$497	0.9x

On page 29, the second paragraph under the subsection “Premiums Paid Analysis” is amended and restated to read as follows (new language underlined and new table inserted):
Morgan Stanley measured the premiums paid in the transactions described above over: (i) the closing price of the target company’s stock on the day prior to a public announcement related to the transaction or prior to the share price being affected by acquisition rumors or similar merger-related news (“Spot Premium”); and (ii) the highest intraday trading price of the target company’s stock during the 12-month period prior to the transaction announcement date (“LTM High Premium”). The following is a list of the precedent transactions reviewed:

Target Company / Acquirer	Spot Premium	LTM High Premium
PMC-Sierra / Microsemi	77%	22%
Cvent / Vista Equity Partners	69%	(3)%
MINDBODY / Vista Equity Partners	68%	(20)%
Marketo / Vista Equity Partners	64%	4%
Red Hat / IBM	63%	7%
Esterline / Transdigm	62%	22%
Netsuite / Oracle	62%	6%
DealerTrack / Cox Automotive	59%	25%
Invensense / TDK	57%	12%
Demandware / Salesforce	56%	(1)%
Altera / Intel	56%	40%
Verifone / Francisco Partners	54%	7%
Solera / Vista Equity Partners	53%	(17)%
Apptio / Vista Equity Partners	53%	(8)%
LinkedIn / Microsoft	50%	(24)%
Brocade / Broadcom	47%	17%
Nimble Storage / HPE	45%	34%
IXIA / Keysight Technologies	45%	37%
Kofax / Lexmark	44%	17%
Ruckus Wireless / Brocade Comm.	44%	7%
Intersil / Renesas	44%	44%
Advent Software / SS&C Technologies	44%	24%
SolarWinds / Silver Lake + Thoma Bravo	44%	12%
Epiq Systems / OMERS / Harvest Partners	42%	(11)%
Fairchild / ON	41%	(4)%
Arris / Commscope	41%	6%
Fleetmatics / Verizon	40%	(5)%
SanDisk / Western Digital	38%	(20)%
Rackspace / Apollo	38%	(6)%
Finisar / IIVI	38%	2%
LifeLock / Symantec	36%	32%
Interactive Intelligence / Genesys	36%	31%
Mulesoft / Salesforce	36%	29%

Mentor Graphics / Siemens	35%	31%
Aruba Networks / HP Inc.	34%	4%
Exelis Inc. / Harris Corp.	34%	11%
ConvergeOne / CVC Capital	33%	26%
MedAssets / Pamplona Capital	32%	32%
Ingram Micro / Tianjin Tianhai	32%	21%
CSRA / General Dynamics	32%	21%
Lexmark / Apex	30%	(15)%
Ellie Mae / Thoma Bravo	30%	(15)%
IDT / Renesas	29%	27%
Imperva / Thoma Bravo	29%	(3)%
EMC/ Dell	28%	7%
Broadsoft / Cisco	28%	14%
Cavium / Marvell	27%	10%
Oclaro / Lumentum	27%	(9)%
Qlik Technologies / Thoma Bravo	26%	(29)%
EFI / Siris Capital	26%	4%
Linear Technology / ADI	24%	22%
Broadcom / Avago	24%	21%
Web.com / Siris	21%	8%
WebMD / Internet Brands (KKR)	20%	2%
CA Technologies / Broadcom	20%	19%
SendGrid / Twilio	19%	(4)%
Ultimate Software / H&F Cons.	19%	0%
iGATE / Capgemini	17%	5%
Microsemi / Microchip	17%	16%
Barracuda / Thoma Bravo	16%	5%
Polycom / Siris Capital	15%	(11)%
Athenahealth / Veritas + Evergreen	12%	(18)%
Atmel / Microchip	12%	(22)%
Pandora / Sirius XM	11%	0%
Informatica / Permira	10%	7%
Callidus / SAP	10%	8%
Syntel / Atos SE	5%	4%
Freescale Semiconductor / NXP	4%	4%
L3 Technologies / Harris	3%	(8)%
Hortonworks / Cloudera	2%	(15)%
Median	34%	7%
Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied a Spot Premium range of 20 percent to 40 percent to Cray’s closing share price as of May 16, 2019, resulting in an implied price per share range of $35.77 to $41.73. Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied LTM High Premium range of 0 percent to 20 percent to Cray’s closing share price as of May 16, 2019, resulting in an implied price per share range of $30.56 to $36.67.

On page 29, the first paragraph under the subsection “Equity Research Analyst’ Price Target Analysis” is amended and restated to read as follows (new language underlined):
For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the future public trading price targets for shares of Cray common stock issued by Craig Hallum Capital Group LLC, Wells Fargo Securities LLC, and KeyBanc Capital Markets following Cray’s first quarter earnings announcement on May 7, 2019. The future public trading price targets for shares of Cray common stock were: Craig Hallum Capital Group LLC, $36.00; Wells Fargo Securities LLC, $35.00; and KeyBanc Capital Markets, $35.00. Morgan Stanley neither endorsed nor adopted these price targets. These future share price targets reflected each analyst’s estimate as of the date of publication of the future public market trading price of shares of Cray common stock and were not discounted to reflect present values. In order to better compare the equity research analysts’ future share price targets with the merger consideration payable under the Merger Agreement, Morgan Stanley discounted the range of analysts’ future share price targets for Cray using a 9.7 percent discount rate (which rate was selected based on Morgan Stanley’s professional judgment and experience to reflect Cray’s cost of equity). This analysis indicated an implied range of equity values per share of Cray common stock of $31.89 to $32.80.
The section of the Proxy Statement entitled “The Merger—Opinion of Morgan Stanley & Co. LLC—General” is amended as follows:
On page 30, the eighth paragraph is amended and restated to read as follows (new language underlined):
In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided financing services for HPE and has received fees in connection with such services of less than approximately $3 million in the aggregate. Morgan Stanley or one of its affiliates is currently a lender to HPE. Specifically, Morgan Stanley has committed $110.4 million to HPE’s $4 billion revolving credit facility dated November 1, 2015, and acted as a co-manager on HPE’s offering of $1.1 billion 2.100% Notes dated September 20, 2017, on HPE’s offering of $800 million floating rate notes dated September 19, 2018 and on HPE’s offering of $500 million 3.500% Notes dated September 19, 2018. In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have not provided financial advisory services for HPE and has not received any fees for such services. Morgan Stanley may seek to provide financial advisory and financing service to HPE and Cray and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
The section of the Proxy Statement entitled “The Merger—Financial Projections” is amended as follows:
On page 31, romanette (i) of the fourth paragraph is amended and restated to read as follows (new language underlined):
(i) the probability of winning certain significant government and other customer contracts for which ~~the Company~~ we had submitted or planned to submit bids as of the date of the Projections, including an assumption that we would enter into the contracts under the U.S. Department of Energy’s CORAL-2 program that were announced by us on May 7, 2019 and August 13, 2019.

On page 32, the table and footnotes are replaced in their entirety with the following table and footnotes:

	2019E	2020E	2021E	2022E	2023E	Scenario A 2024E(1)	Scenario B 2024E(1)
	(in millions)
Product Revenue
Coral-2 Exascale	—	—	50	500	475	—	—

Other Product Revenue	297	599	670	650	805	1,005	815
Total Product Revenue	297	599	720	1,150	1,280	1,005	815
Total Service Revenue	168	201	205	200	220	245	235
Total Revenue	465	800	925	1,350	1,500	1,250	1,050
Gross profit	148	266	321	447	493	432	360
Operating expenses(2)	(213)	(208)	(220)	(244)	(259)	(263)	(254)
Stock-based compensation expense	(16)	(15)	(16)	(17)	(18)	(19)	(18)
Operating income (loss)	(80)	43	85	187	216	150	88
EBITDA(3)	(65)	60	103	205	234	168	106
Net income (loss)	(80)	41	82	185	216	139	92
_____________

(1)	Scenario B assumes lower product revenue and service revenue in 2024 than Scenario A as a result of an assumed greater reduction in demand for Exascale systems after 2023 in Scenario B.

(2)	Operating expenses exclude projected stock-based compensation expense.

(3)
EBITDA consists of earnings before interest income/expense, taxes, depreciation and amortization and stock-based compensation expense. EBITDA is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flows from operations as a measure of liquidity.

The section of the Proxy Statement entitled “The Merger—Interests of Our Directors and Officers in the Merger” is amended as follows:
On page 34, the first paragraph of the subsection entitled “Equity Awards Held by Non-Employee Directors” is amended and restated to read as follows (new language underlined):
As of June 21, 2019, the assumed effective date of the merger solely for purposes of this disclosure, the estimated aggregate value of the unvested RSAs held by the non-employee directors, calculated based on the merger consideration value of $35 per share, is $1,127,280.  On an individual basis, the estimated value of the unvested RSAs held by each non-employee director (Prithviraj Banerjee, Catriona M. Fallon, Stephen E. Gold, Stephen C. Kiely, Sally G. Narodick, Daniel C. Regis, Max L. Schireson, and Brian V. Turner), calculated based on the merger consideration value of $35 per share, is $140,910.